Exhibit 99.1

November 30, 2000


Mr. John A. O'Rourke
President & CEO
Blue Cross Blue Shield of Missouri
1831 Chestnut Street
St. Louis, MO  63103

Mr. John A. O'Rourke
Chairman, President & CEO
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, MO  63103

The Missouri Foundation For Health
c/o Mr. Paul C. Wilson, Chairperson
221 West High Street
Jefferson City, MO  65101


  Subject: BCBSMo Settlement Agreement and Plan of
           Reorganization: Reaffirmation of Tax Opinion Letter


Ladies and Gentlemen:

Pursuant to your request, PricewaterhouseCoopers, LLP ("PwC") issued to you the Tax Opinion Letter(1) dated June 14, 2000 (a copy of which is attached), regarding certain material United States federal income tax consequences of a series of transactions that will be consummated pursuant to the Settlement Agreement and Plan. You have requested that PwC reaffirm its Tax Opinion
Letter as of this date.


In issuing this letter of reaffirmation, PwC notes the following factual changes that have occurred since the date of the Tax
Opinion Letter:

1. The Foundation has received a letter from the IRS dated July
   13, 2000, stating that the IRS has determined that the Foundation is exempt from federal income tax under Section 501(a).

2. BCBSMo submitted to the IRS a request for rulings dated May 17, 2000, as supplemented August 2, 2000, August 23, 2000, October 13, 2000, October 25, 2000, October 31, 2000, November 16, 2000 and November 22, 2000 (collectively, the "Ruling Request").

Since issuing the Tax Opinion Letter, PwC has read copies or originals, certified or otherwise identified, of the following:

  a. The Ruling Request.

  b. The Registration Statement on Form S-4 of New RIT (which includes the proxy statement of RIT and prospectus of New RIT) filed with the Securities and Exchange Commission on October 4, 2000.

  c. The Final Order and Judgment by the Circuit Court of Cole
     County, Missouri, in the matter of Blue Cross and Blue Shield of Missouri vs. Jeremiah W. (Jay) Nixon (Case No. CV197-1558CC) dated November 3, 2000.

  d. The BCBSMo letter to PwC dated November 30, 2000, reaffirming its representations.

  e. The Foundation letter to PwC dated November 30, 2000, reaffirming its representations.

  f. Letter from the IRS to the Foundation dated July 13, 2000, stating that the IRS has determined that the Foundation is exempt from federal income tax under Section 501(a).

  g. Articles of Incorporation of The Missouri Foundation For
     Health, a Missouri nonprofit public benefit corporation, as filed with the Missouri Secretary of State on January 6, 2000, as amended November 27, 2000.

  h. Bylaws of The Missouri Foundation For Health, a Missouri nonprofit public benefit corporation, as adopted by the board of the Foundation on March 13, 2000, as amended through November 27, 2000.


PwC has assumed (without independent verification) that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

                          REAFFIRMATION

Based upon the reaffirmation of your representations as of this date, PwC hereby reaffirms the Tax Opinion Letter as of this date.

                            * * * * *

Very truly yours,


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

DRM/tld

Enclosures
_______________________________
(1) Capitalized terms have the meanings set forth in the Tax
Opinion Letter, unless indicated otherwise.